FOR IMMEDIATE RELEASE

SMITHFIELD FOODS ANNOUNCES EXPIRATION OF CHANGE OF CONTROL OFFER TO PURCHASE ITS 6.625% SENIOR NOTES DUE 2022

SMITHFIELD, Virginia (October 15, 2013) — Smithfield Foods, Inc. (the “Company”) today announced the expiration of its previously announced offer to purchase (the “Offer”) any and all of its outstanding 6.625% senior notes due 2022 (the “Notes”). The Offer was made solely to fulfill the Company’s obligations under the indenture governing the Notes following the consummation on September 26, 2013 of the previously announced acquisition (the “Acquisition”) of the Company by Shuanghui International Holdings Limited (“Shuanghui International”), which resulted in a “Change of Control” giving the holders of the Notes the right to require the Company to purchase all or a portion of such holders’ Notes at a price of 101% of the principal amount thereof, plus any accrued and unpaid interest up to, but not including, the date of purchase.

The Offer was commenced on September 16, 2013 and expired at 11:59 p.m., New York City time, on Friday, October 11, 2013 (the “Expiration Date”). As of the Expiration Date, $375,000 in aggregate principal amount of the Notes representing 0.04% of the then outstanding Notes had been delivered for repurchase pursuant to the Offer. The Company intends to pay for all Notes delivered and not validly withdrawn pursuant to the Offer on Thursday, October 17, 2013.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes or any other securities.

More information about Shuanghui International can be found at http://www.shuanghui-international.com.

About Smithfield Foods

Smithfield Foods is a $13 billion global food company and the world’s largest pork processor and hog producer. In the United States, the company is also the leader in numerous packaged meats categories with popular brands including Smithfield®, Eckrich®, Farmland®, Armour®, Cook’s®, Gwaltney®, John Morrell®, Kretschmar®, Curly’s®, Carando®, Margherita®, and Healthy Ones®. Smithfield Foods is committed to providing good food in a responsible way and maintains robust animal care, community involvement, employee safety, environmental, and food safety and quality programs. For more information, visit www.smithfieldfoods.com and www.smithfieldcommitments.com.

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Contacts

FOR SMITHFIELD FOODS:

Keira Lombardo
Smithfield Foods, Inc.
(757) 365-3050

FOR SHUANGHUI INTERNATIONAL:

Investors
Amy Feng
Abernathy MacGregor
(213) 630-6550

U.S. Media
Chuck Dohrenwend / Pat Tucker
Abernathy MacGregor
(212) 371-5999

Chinese-language Media
Johnson Duan / Shufen Tan
SPRG (China)
(86) 186-2169-0099 / (86) 138-0177-3775